Exhibit 5.4

[CLARK HILL PLC LETTERHEAD]

January 18, 2013

HD Supply, Inc.

3100 Cumberland Boulevard

Suite 1480

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-4; $1,250,000,000 8-1/8% Senior Secured First Priority Notes due 2019; $675,000,000 11% Senior Secured Second Priority Notes due 2020; and $1,000,000,000 11.50% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special Michigan (the “State”) counsel to HDS Power Solutions, Inc., formerly known as HD Supply Fasteners & Tools, Inc., a Michigan corporation (the “Guarantor”), in connection with the following:

1. The issuance and exchange by HD Supply, Inc., a Delaware corporation (the “Company”), of $1,250,000,000 in aggregate principal amount of 8-1/8% Senior Secured First Priority Notes due 2019 (the “Exchange First Priority Notes”) and the guarantees of the Exchange First Priority Notes (the “Exchange First Priority Notes Guarantees”) by the Guarantor, each under an Indenture dated as of April 12, 2012 (the “First Priority Notes Indenture”) among the Company, the subsidiary guarantors named therein, including the Guarantor, and Wilmington Trust, National Association, as Trustee and Note Collateral Agent.

2. The issuance and exchange by the Company of $675,000,000 in aggregate principal amount of 11% Senior Secured Second Priority Notes due 2020 (the “Exchange Second Priority Notes”) and the guarantees of the Exchange Second Priority Notes (the “Exchange Second Priority Notes Guarantees”) by the Guarantor, each under an Indenture dated as of April 12, 2012 (the “Second Priority Notes Indenture”) among the Company, the subsidiary guarantors named therein, including the Guarantor, and Wilmington Trust, National Association, as Trustee and Note Collateral Agent.

3. The issuance and exchange by the Company of $1,000,000,000 in aggregate principal amount of 11.50% Senior Notes due 2020 (the “Exchange Senior Notes”) and the guarantees of the Exchange Senior Notes (the “Exchange Senior Notes Guarantees;” the Exchange First Priority Notes Guarantees, the Exchange Second Priority Notes Guarantees and the Exchange Senior Notes Guarantees are hereinafter collectively referred to as the “Guarantees”) by the Guarantor, each under an Indenture dated as of October 15, 2012 (the “Senior Notes Indenture;” the First Priority Notes Indenture, the Second Priority Notes Indenture and the Senior Notes Indenture are hereinafter collectively referred to as the “Indentures”) among the Company, the subsidiary guarantors named therein, including the Guarantor, and Wells Fargo Bank, National Association, as trustee.

January 18, 2013

This opinion letter is being delivered in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a)	the First Priority Notes Indenture, referred to in the April Resolutions (defined below) as the “First Priority Base Indenture” and referred to in the July Resolutions (defined below) as the “Base Indenture.”

(b)	the Second Priority Notes Indenture, referred to in the April Resolutions as the “Second Priority Base Indenture.”

(c)	the Senior Notes Indenture, referred to in the October Resolutions (defined below) as the “Base Indenture.”

(d)	the certificate of Ricardo Núñez, Secretary of Guarantor (the “Secretary”), dated April 12, 2012, to which is attached a copy of the Bylaws of Guarantor (the “Guarantor Bylaws”), a copy of the Articles of Incorporation of Guarantor (the “Guarantor Articles of Incorporation”), a copy of Action of the Board of Directors Taken by Unanimous Written Consent, including resolutions of the Board of Directors of Guarantor authorizing certain actions of Guarantor (the “April Resolutions”), adopted on April 10, 2012, and an officers’ incumbency certificate.

(e)	the certificate of the Secretary, dated August 2, 2012, to which is attached a copy of the Guarantor Bylaws, a copy of the Guarantor Articles of Incorporation, a copy of Action of the Board of Directors Taken by Unanimous Written Consent, including resolutions of the Board of Directors of Guarantor authorizing certain actions of Guarantor (the “July Resolutions”), adopted on July 30, 2012, and an officers’ incumbency certificate.

(f)	the certificate of the Secretary, dated October 15, 2012, to which is attached a copy of Action of the Board of Directors Taken by Unanimous Written Consent, including resolutions of the Board of Directors of Guarantor authorizing certain actions of Guarantor (the “October Resolutions”), adopted on October 9, 2012.

(g)	the certificate of the Secretary, dated January 18, 2013, to which is attached a copy of the Guarantor Articles of Incorporation (as amended effective October 26, 2012).

January 18, 2013

(h)	a certificate, dated January 14, 2013, from the Director of the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs certifying the existence and good standing of Guarantor in the State.

The Guarantor Articles of Incorporation and Guarantor Bylaws are collectively referred to as the “Organizational Documents.” For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. Our review of the Indentures has been limited to that which we deemed necessary for the purposes of the opinions expressed herein.

With respect to all documents examined by us, we have assumed the legal capacity of all persons signatory thereto and that (i) all signatures on documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic; (iii) all documents submitted to us as copies conform with the original copies of those documents; (iv) each of the signatories thereto, other than Guarantor, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and possesses all requisite power, capacity and authority and has obtained all other authorizations, consents and approvals necessary to enter into the documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (v) the execution, delivery and performance of the documents by the parties thereto, other than Guarantor, have been duly authorized by such parties and such documents have been duly executed and delivered by the respective parties thereto by duly authorized officers or other representatives in a form substantially identical in all respects to the form of documents that we have reviewed for purposes of expressing the opinions herein; and (vi) all such documents are legal, valid, binding and enforceable obligations of the signatories thereto. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of Guarantor and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Guarantor is validly existing and in good standing under the laws of the State.

2. Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indentures, including the Guarantees. The execution and delivery of the Indentures by Guarantor and the consummation by Guarantor of the transactions contemplated thereby (including the Guarantees) have been duly authorized by all requisite action on the part of Guarantor under its Organizational Documents and the law of the State.

3. The Indentures have been duly executed and delivered by the Guarantor.

January 18, 2013

The opinions and confirmations set forth in this opinion letter are limited to the federal laws of the United States of America and the laws of the State. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or “Blue Sky” laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Amendment No. 2 to Registration Statement on Form S-4 under the Act (Registration No. 333-185158), filed with the Securities and Exchange Commission on January 18, 2013 (the “Registration Statement”) and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” Debevoise & Plimpton LLP may rely on this opinion letter for purposes of the opinion it is giving in connection with the Registration Statement. In giving such consent and permission, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Clark Hill PLC